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                                                                 EXHIBIT 5.1





                                      November 17, 1997




Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California  95051

Gentlemen:

     At your request, I have examined the post-effective amendment No. 3 on Form S-8 ("Post-Effective Amendment") to the registration statement on Form S-4 (Registration No. 333-38033-03) (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of an additional 73,219 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") pursuant to the Cyrix Corporation Employee Stock Purchase Plan (the "Plan").

     In connection with this opinion, I have examined the Plan, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Post-Effective Amendment, the Registration Statement, the related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment on Form S-8 to the Registration Statement.

                                       Very truly yours,


                                       //S// JOHN M. CLARK III

                                       JOHN M. CLARK III
                                       Senior Vice President,
                                       General Counsel &
                                       Secretary